Exhibit 16.1

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Nightfood Holdings, Inc.

File Reference No: 000-55406

We were previously the independent registered public accounting firm for Nightfood Holdings, Inc. (the “Company”). We did not perform an audit nor issue any reports with respect to a fiscal year end of the Company.

On April 12, 2024, the Company dismissed us as its independent registered public accounting firm. We have read Nightfood Holdings, Inc. statements included in Item 4.01 on Form 8-K regarding the recent change of auditors. We agree with such statements made regarding our firm.

Sincerely,

Los Angeles, California

April 19, 2024